Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 4, 2014 (the “Effective Date”), by and between Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), and Kong Hian Lee (aka Victor Lee) (the “Executive”).

RECITALS

A.    The Company desires to retain the Executive in his current position as President and Chief Executive Officer of the Company.

B.    The Executive agrees to perform the services of President and Chief Executive Officer for the Company in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive agree as follows:

1.    Term. The term of this Agreement shall commence on March 31, 2014 (the “Start Date”) and shall continue until terminated in accordance with the provisions of this Agreement.

2.    Duties. The Executive will devote his full business time, energies and best efforts to the promotion of the business and affairs of the Company, with responsibility to perform such duties customary of his title and position, and such additional duties that may be specified from time to time by the Board of Directors of the Company (the “Board”). The initial location at which the Executive shall perform services for the Company shall be the Company’s headquarters in Thornton, Colorado. Notwithstanding the foregoing nothing herein shall prohibit Executive from spending a portion of his business time to serve on one or more corporate boards with prior consent of the Board (which consent is granted with respect to one board as of the date of this Agreement), or for charitable purposes provided that such activities do not interfere with the performance of his duties to the Company. The Company consents to Executive’s current position with TFG Radiant Investment Group Ltd. and Tertius Financial Group Pte Ltd. Executive’s service in his position with TFG Radiant Investment Group Ltd., however, will be subject to compliance with the Company’s existing policies regarding related party transactions and conflicts of interest.

3.    Compensation and Benefits.

a)    Base Compensation. In consideration of all services to be rendered by the Executive to the Company, the Company will pay to the Executive the base salary of three hundred thousand dollars ($300,000) per year during the Term, subject to such increases as the Board may determine, and payable in accordance with the Company’s standard payroll practices (“Base Salary”).

b)    Bonus Compensation. As further compensation, the Company may pay to the Executive an annual bonus of up to one hundred percent (100%) of Base Salary, at such times and in such amounts at the sole discretion of the Board or its Compensation Committee.

c)    Equity Compensation. As further compensation, on the Effective Date and upon approval by the Compensation Committee of the Board, the Company will grant the Executive options to purchase up to 200,000 shares (“CEO Stock Options”) of the Company’s common stock, vesting in equal amounts on the first, second, third and fourth anniversaries of the Effective Date (i.e., 25% each year). Such CEO Stock Options shall be granted effective as of the Effective Date, at an exercise price equal to the closing price of the Company’s common stock on Nasdaq on the Effective Date. Such CEO Stock Options shall be governed by and be issued under the Company’s

Fourth Amended and Restated 2005 Stock Option Plan.

d)    Performance-based Compensation. Performance criteria to be used in the evaluation of the Executive’s performance and calculation of compensation shall be determined and approved by the Compensation Committee of the Board, and no performance-based compensation shall be paid or deemed vested unless and until the Compensation Committee determines that the performance warrants such payment.

e)    Taxes. Executive shall be solely responsible for the satisfaction of all federal, state, local and foreign income and other individual tax arising from or applicable to the acquisition, vesting, exercise or sale of Executive’s cash and equity compensation.

f)    Vacation. The Executive will receive four (4) weeks of paid vacation for each calendar year of this Agreement. Vacation will be prorated in the event of termination pursuant to Section 5. The Executive will not be entitled to carry over accrued but unused vacation from one contract year to the next.

g)    Benefit Plans. To the extent permitted by law and except as otherwise may be determined by the Board, the Executive will be eligible to participate in the Company’s standard benefit plans according to plan provisions.

4.    Confidential Information.

a)    Company Information. Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information (as defined below) of the Company. For purposes of this Agreement “Confidential Information” is defined as any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

b)    Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

c)    Employee Invention Assignment and Non-Disclosure Agreement. The Executive has previously executed the Company’s standard form of employee invention assignment and non-disclosure agreement.

5.    Termination of Employment.

a)    Termination for Cause. Notwithstanding any provision contained in this Agreement to the contrary, the Company may immediately terminate this Agreement for Cause (as defined below) without giving advance notice to the Executive or compensation in excess of that set forth in Section 6(a) below. For purposes of this Agreement “Cause” includes but is not limited to the following: (i) the conviction of the Executive or a pleading of guilty or nolo contendere to any felony, any misdemeanor where imprisonment is imposed, or any crime involving moral turpitude; (ii) commission of any act of theft, fraud or dishonesty, or any knowing or negligent falsification of any Company records; (iii) a material breach by Executive of his obligations under this Agreement, which will include improper disclosure of the Company’s confidential or proprietary information or a failure to perform such duties as are reasonably assigned to the Executive by the Board, which is not cured within 30 days following written notice by the Company of such failure; (iv) a course of conduct amounting to gross incompetence; (v) chronic and unexcused absenteeism which is not cured within 30 days following written notice by the Company of such failure; (vi) any act by Executive of disloyalty to the Company; (vii) any violation of Executive’s other fiduciary duties to the Company; or (viii) the Executive failing at any time to have valid work authorization status in the U.S. for the performance of his services under this Agreement.

b)    Termination Without Cause. Either the Company or the Executive may terminate this Agreement without Cause on giving not less than 30 days’ prior written notice to the other party.

c)    Disability. Unless prohibited by applicable law, this Agreement shall be automatically terminated if the Executive suffers a Permanent Disability (as defined below). For purposes of this Agreement, “Permanent Disability” is defined as the Executive’s inability, due to illness, accident, or other cause, to perform the majority of his usual duties for a period of three (3) months or more despite reasonable accommodation by the Company. Notwithstanding the foregoing, if the disabled Executive and the Company agree, the disabled Executive may thereafter be employed by the Company upon such terms as may be mutually agreeable.

d)    Death. If the Executive dies, this Agreement will automatically terminate.

e)    Transition. Upon termination of employment, the Executive shall: (1) cooperate with the Company, to the extent reasonably requested by the Company, to effect a smooth transition of the Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by the Executive; (2) return to the Company all documents and other items provided to the Executive by the Company, or developed or obtained by the Executive, in connection with his employment with the Company, or otherwise belonging to the Company; and (3) if requested by the Board, resign all positions the Executive holds with the Company (including the position of a director on the Board).

6.    Compensation Upon Termination.

a)    Termination for Cause. If the Executive is terminated for Cause pursuant to Section 5(a), the Company will pay the Executive only his Base Salary accrued through the date of termination in accordance with the normal payroll practices of the Company.

b)    Termination Without Cause. If the Executive is terminated by the Company without Cause pursuant to Section 5(b) and the Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company and Executive) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date or such earlier date required by the release agreement, then (i) the Company will pay the Executive his Base Salary for a period of twelve (12) months after the date of termination in accordance with the normal payroll practices of the Company; (ii) the Company will cause the CEO Stock Options (but not any pre-existing or later granted options and restricted stock units of the Executive unless specifically provided for by the terms of such options and units) which would vest based on time during the 12 month period following the termination to vest and become exercisable on the termination date; and (iii) all vested CEO Stock Options shall remain exercisable during the 12 month period following the date on which the Executive ceases to be a “Service Provider” (as such term is defined in the Company’s Stock Option Plan). If the Executive terminates this Agreement without Cause pursuant to Section 5(b), the Company will pay the Executive his Base Salary through the effective date of termination in accordance with the normal payroll practices of the Company.

c)    Disability. In the event of the Executive’s Permanent Disability, the Executive shall be entitled to receive from the Company his Base Salary until the earlier of termination of this Agreement in accordance with Section 5(c) or the time when any disability insurance policy available through the Executive’s employment begins to pay benefits, and thereafter the Executive will receive any disability insurance benefits to which the Executive is entitled.

d)    Death. If this Agreement terminates due to the death of the Executive, then any interests that the Executive may have under the provisions of this Agreement will be payable to the Executive’s estate inclusive of

Base Salary provided for in this Agreement as if the Executive terminated his employment without Cause.

7.    Non-Competition. For a period of two (2) years after termination of the Executive’s employment at the Company, the Executive shall not, without the prior express written permission of the Company, work as an employee, officer, director, consultant, contractor, advisor, or agent of any company or person in the business of designing, manufacturing or selling thin-film photovoltaic technology. The Executive acknowledges and agrees that the market for the Company’s thin-film photovoltaic products is worldwide and not confined to a discrete geographic locale, and that the identity of competitors is likely to change over time.

8.    Non-Solicitation. The Executive agrees that for a period of two (2) years after termination of the Executive’s employment at the Company, the Executive shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company. Notwithstanding the foregoing, a general advertisement by a subsequent employer of the Executive that is not specifically directed to such employees shall not be deemed a violation of this Section 8.

9.    Board Approval. No part of this Agreement will be effective or binding upon the parties unless and until approved or ratified by the Board or its Compensation Committee.

10.    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party will select an arbitrator and inform the other party in writing of such arbitrator’s name and address within 5 days after the end of such 10-day period and the two arbitrators so selected will select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party will be the sole arbitrator of the dispute. Each party will pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the parties will equally share the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators will be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages will not be awarded. The prevailing party shall be entitled to recover reasonable attorneys fees and costs associated with the arbitration.

12.    Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. As provided in Section 2 above, the Company acknowledges the Executive’s position with TFG Radiant Investment Group Ltd. and Tertius Financial Group Pte Ltd.

13.    Assignment. This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement will, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder.

14.    Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15.    Waiver; Amendment. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party will not operate as or be construed to constitute a waiver of any subsequent waiver by such other party. This Agreement may only be amended in a writing signed the Executive and the Company.

16.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.    Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

18.    Applicable Law. This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Colorado.

19.    Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which will be deemed to be an original, and all of which together will constitute a single agreement.

20.    Survival of Terms. The Executive’s obligations contained in Sections 4, 8 and 9 shall survive termination of this Agreement.

21.    Compliance with Section 409A. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended) on the date of termination, to the extent required by Section 409A, payments hereunder shall be delayed until the earlier of (i) the date which is six (6) months after the date of termination or, (ii) the date of the Executive’s death.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

COMPANY:                        ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Amit Kumar
Name:	Amit Kumar
Title:	Chairman of the Board
Date:	April 4, 2014

EXECUTIVE:

By:	/s/ Kong Hian Lee
Name:	Kong Hian Lee (aka Victor Lee)
Date:	April 4, 2014